Exhibit 10.3

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (“Agreement”) is made this 5th day of March 2021 (the “Effective Date”), by and among United Business Bank (the “Bank”), having a principal place of business at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, BayCom Corp, a California corporation (the “Company”) and the parent holding company of the Bank, and Keary Colwell (“Executive”).

Recitals

A.      The Bank is a California-chartered bank, which is validly existing and in good standing under the laws of the State of California, with power to own property and carry on its business as it is now being conducted;

B.       The Bank desires to avail itself of the skill, knowledge and experience of Executive in order to ensure the successful management of its business;

C.       Bay Commercial Bank (now known as United Business Bank) entered into an Employment Agreement with Executive dated as of June 1, 2016, which was amended and restated effective as of February 22, 2018 (the “Prior Agreement”) to specify the terms of Executive’s employment; and

D.       The Bank, the Company and Executive desire to amend and restate the Prior Agreement in order to (i) update Executive’s base salary, (ii) enhance the severance benefits of Executive, and (iii) make certain other changes as set forth herein; and

In consideration of the mutual covenants set forth in this Agreement, it is agreed that from and after the Effective Date, the following terms and conditions shall apply to Executive’s said employment:

1.	Term of Employment

1.1	Term. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank for the period commencing with the Effective Date and continuing for the three (3) years thereafter (the “Term”), subject, however, to renewal or prior termination of this Agreement as hereinafter provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by the Bank hereunder, whether for the period provided above, or whether renewed or terminated earlier as hereinafter provided.

Beginning on the first anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date, the Term of the Agreement will automatically extend for twelve (12) months unless and until either party gives written notice to the contrary not less than ninety (90) days prior to any such anniversary date, in which case this Agreement shall terminate at the end of the Term then in effect as of the date of such notice. Notwithstanding the foregoing, the Term shall end at such earlier date that the Executive’s employment is terminated pursuant to Section 6 hereof.

2.	Duties of Executive

2.1	Duties. Executive shall perform the duties of Senior Executive Vice President and Chief Operating Officer of the Bank, as described more fully in the job description for such position approved by the Board of Directors, and subject to the powers by law vested in the Board of Directors of the Bank. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and regulations, the Bank’s Articles of Incorporation, Bylaws and policies and procedures.

2.2	Conflicts of Interest. Except as permitted by the prior written consent of the Board of Directors of the Bank, Executive shall devote Executive’s entire productive time, ability and attention to the business of the Bank during the Term, and Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s interests. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided however, that such business or venture is neither in competition, directly or indirectly, in any manner with the Bank nor a customer of the Bank, and also may engage in civic and charitable activities and may also invest in any company listed on a national securities exchange provided that Executive does not own 1% or more of such company’s outstanding shares.

3.	Compensation

3.1	Salary. The Bank shall pay to Executive an annual base salary at the rate of at least three hundred eighty-six thousand two hundred fifty dollars ($386,250) per year beginning on the Effective Date, subject to adjustments as may be determined from time to time by the Board of Directors in its discretion. Said salary shall be payable in equal installments in conformity with the Bank’s normal payroll period.

3.2	Incentive Bonus. Annually, the HR/Compensation Committee of the Board of Directors shall adopt an incentive program based on factors that the Committee believes are appropriate in its discretion, including but not limited to the financial and operational performance of the Bank. Cash incentive bonuses will be based on the programs adopted annually and will be payable in a lump sum not later than March 15 following the end of each fiscal year. The Executive must be continuously employed by the Bank for the whole of the fiscal year to which such incentive bonuses relate, except that the incentive program may provide for the incentive bonus to be pro-rated if Executive dies or becomes disabled during the year or a change in control occurs during the year. The incentive bonus will not be pro-rated if the Executive’s employment terminates for any other reason prior to the end of such fiscal year.

3.3	Annual Restricted Stock Grants. In the first quarter of each calendar year during the Term, the Company Compensation Committee shall grant the Executive a restricted stock grant for a number of shares of Company common stock equal to a percentage of the Executive’s base salary as of the end of the preceding calendar year as follows: 15% for the 2021 grant, 20% for the 2022 grant and 25% for the grant in 2023 and each subsequent year, in each case divided by the fair market value of the Company’s common stock as of the date of grant, with the number of shares rounded to the nearest whole share (the “Annual Restricted Stock Grant”), provided that sufficient shares are available under the 2017 Omnibus Plan or any subsequent plan. The Annual Restricted Stock Grants shall vest at the rate of 20% per year over a five-year period, with the initial vesting occurring on the one-year anniversary of the date of grant. If prior to an Annual Restricted Stock Grant becoming fully vested either (a) the Executive’s employment is terminated due to death or disability or by the Bank pursuant to Section 6.3 hereof without Cause (as defined in Section 6.1.1 below), or (b) a Change of Control (as defined in the 2017 Omnibus Plan or any applicable subsequent plan) occurs and no Replacement Award is provided to the Executive, or (c) the Executive terminates her employment for Good Reason (as defined in Section 6.2 below), then the unvested portion of the Annual Restricted Stock Grant shall become fully vested as of the date of such death, disability, termination without Cause, Change of Control or termination for Good Reason.

4.	Executive Benefits

4.1	Vacation. Executive shall be entitled to twenty (20) business days of vacation each year during the Term, prorated for any portion of a year, which vacation shall be taken at such times as are agreed upon by Executive and the President of the Bank; provided, however, that during each year of the Term, Executive is required to and shall take at least ten (10) days of vacation consecutively (the “Mandatory Vacation”). Executive may accrue a maximum of 30 days of vacation. Once Executive reaches the maximum accrual amount, Executive will not accrue any additional vacation until Executive uses some of her accrued but unused vacation and Executive’s accrued but unused vacation hours decrease to below the maximum accrual amount.

4.2	Automobile. During the Term, Bank shall pay to Executive, as an automobile allowance, the sum of eight hundred dollars ($800) per month, which is an allowance for all automobile costs and expenses, including, but not limited to, fuel, license, maintenance, insurance, repairs and purchase or lease payments.

4.3	Group Insurance Benefits. During the Term, the Bank, at Bank’s expense, shall provide for Executive all such group insurance benefits as the Bank provides to its most senior executives from time to time. Any additional coverage may be obtained by Executive at Executive’s expense. Additionally, the Bank shall, at its expense, provide Executive with a group life insurance policy, payable to a beneficiary of Executive’s choice, in an amount that is available under the group insurance benefits program.

4.4	Other Equity Stock Awards. Periodically, the Company may grant awards to Executive pursuant to its equity incentive plans in addition to those grants set forth in Section 3.3 above. Such equity awards will be in an amount determined by the Board of Directors of the Company or a committee thereof. Any equity awards shall be evidenced by a grant agreement in the form approved by the Board of Directors of the Company or a committee thereof. Any grant shall be subject to such other terms and conditions as may be contained in the equity incentive plan, including, but not limited to, terms relating to the vesting of restricted shares and grant price of equity grant, and the effect of certain events, such as termination of employment and mergers or acquisitions, provided that all of such awards shall become fully vested upon either (a) termination of the Executive’s employment due to death or disability or by the Bank pursuant to Section 6.3 hereof without Cause (as defined in Section 6.1.1 below), (b) a change of control of the Company or the Bank if no Replacement Award is provided to the Executive, or (c) termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 6.2 below).

4.5	Retirement, Profit Sharing and Other Plans. Executive shall be entitled to participate in any retirement plans, profit-sharing plans, salary deferral plans, medical expense reimbursement plans, and other similar plans that Bank may establish with respect to all employees; provided, however, that nothing herein shall require Bank to establish or maintain any of such plans.

4.6	Supplemental Retirement Plan. Executive shall be entitled to participate in the nonqualified supplemental retirement plan established by the United Business Bank Amended and Restated Executive Supplemental Compensation Agreement between Executive and the Bank effective as of February 22, 2018 (the “SERP”) according to the terms of such plan.

5.	Reimbursement for Business Expenses

5.1	Expense Reimbursement. Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, subject to the approval of such expenditures by the President of the Bank, and provided that:

5.1.1	Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as compensation to Executive; and

5.1.2	Executive furnishes to the Bank, in accordance with the Bank’s internal policies, adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as compensation to Executive.

6.	Termination

6.1	Termination for Cause. The Bank may terminate this Agreement for cause at any time without further obligation or liability to Executive, by action of the Board of Directors. Notwithstanding the foregoing, upon termination the Executive shall be entitled to payment of her accrued and unpaid salary, unreimbursed business expenses incurred prior to termination, accrued but unpaid vacation, and such health, retirement and other benefits that may be available following termination, but only to the extent provided by the Bank’s benefit plans and policies or as required by law.

6.1.1	Definition of Cause. The following events constitute cause for termination of this Agreement: (i) Executive fails to perform or habitually neglects the duties which Executive is required to perform hereunder; (ii) Executive engages in illegal activity which materially adversely affects the Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board of Directors in good faith; (iii) any breach of fiduciary duty, personal dishonesty, deliberate or repeated disregard of the policies or procedures of the Bank as adopted by the Board of Directors or a committee thereof or refusal or failure to act in accordance with any direction or order of the Board of Directors or a committee thereof of the Bank, except those in contravention of any law or regulation, or any act by Executive which causes termination of coverage of Executive under any fidelity or blanket bond; (iv) gross negligence adversely affecting the Bank; (v) any willful or material breach of this Agreement or any other willful misconduct; (vi) if Executive is found to be physically or mentally incapable (as hereinafter defined) of performing Executive’s duties for a continuous period of ninety (90) days or more by the Board of Directors in good faith; (vii) the Bank is closed or taken over by regulatory or other supervisory authority; (viii) any bank regulatory or supervisory authority successfully exercises its statutory or regulatory powers to remove Executive; and (ix) the death of Executive.

6.1.2	Warning Notice. If Executive fails to perform Executive’s duties in a satisfactory manner or habitually neglects such duties, Bank shall take the following actions before terminating Executive for such cause: (i) Bank shall have first given Executive written notice setting forth the specific facts and grounds for the Bank’s determination of Executive’s unsatisfactory performance or habitual neglect (the “Warning Notice”); (ii) promptly after Bank shall have given the Warning Notice, the Board of Directors (or a committee thereof) shall have met with Executive and informed Executive of the grounds for termination “for cause,” the extent and nature of Executive’s unsatisfactory performance or habitual neglect, what Executive must do to remedy such unsatisfactory performance or habitual neglect, and a reasonable period of time (not less than thirty (30) days unless the nature of the failure, neglect or conduct of Executive is of such magnitude that if such failure, neglect or conduct is permitted for up to an additional 30 days, such continuation would significantly and adversely affect the Bank) by which Executive shall have demonstrated satisfactory improvement or shall have remedied the deficient performance or habitual neglect (the “Cure Period”). If by the end of the Cure Period Executive shall not have made sufficient progress reasonably satisfactory to the Board of Directors, Executive may be terminated for cause on the terms described in this Agreement.

6.1.3	Other Terms. Termination under this section shall not prejudice any remedy which the Bank may have at law, in equity, or under this Agreement. Termination pursuant to this section shall become effective immediately upon the giving of notice of termination by the Bank. For purposes of this Agreement only, physical or mental disability shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of ninety (90) days. If there should be a dispute between the Bank and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by an impartial third party to be mutually agreed upon. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

6.2	Termination Following a Change in Control. If, within one year following a Change in Control (as hereinafter defined), the employment of the Executive is terminated without cause, or if the Executive terminates her employment for Good Reason (as hereinafter defined), then the Executive shall be entitled to a severance payment equal to three times the sum of (a) the Executive’s annual base salary prevailing at the date of such termination, (b) the incentive bonus paid with respect to the preceding year, and (c) the grant date value of the Annual Restricted Stock Grant for the year in which the termination occurs or, if the termination occurs before the Annual Restricted Stock Grant is made for such year, the grant date value of the Annual Restricted Stock Grant for the immediately preceding calendar year (the “Severance Payment”), with the Severance Payment subject to the provisions of Sections 6.2(iii) and (iv) below. For the purposes of this section:

(i) “Change in Control” means: (1) the Company or the Bank is a party to a merger, consolidation, sale of assets or other reorganization, or proxy contest, pursuant to which any one person or group of persons (as defined in Section 409A of the Code) acquires ownership of stock of the Company or the Bank that constitutes more than 51% of the total fair market value or total voting power of the outstanding stock of the Company or the Bank; or (2) a sale of 40% or more of the assets of the Company or the Bank.

Notwithstanding the foregoing provisions of this section, a Change in Control will not be deemed to have occurred either solely because of (A) the issuance of additional shares in a secondary stock offering, (B) the issuance of shares pursuant to any stock option grants, or (C) the acquisition of additional stock of the Company or the Bank by any person or group which has already acquired more than 51% of the total fair market value or total voting power of the outstanding stock of the Company or the Bank. In order to constitute a Change in Control, the above events must also constitute a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(ii) Termination of the Executive for “Good Reason” after a Change in Control means any of the following: (1) a material permanent reduction in the Executive’s total compensation or benefits; (2) a material permanent reduction in the Executive’s title or responsibilities; or (3) a relocation of the Executive’s principal office so that the Executive’s commute distance is increased by more than forty (40) miles from Walnut Creek.

The Executive may only terminate her employment with the Bank for Good Reason by first giving the Bank written notice of the matter or matters which, in the Executive’s opinion, form a basis for such Good Reason and a statement of her intent to terminate her employment on such basis, which notice must be provided within ninety (90) days of the initial existence of the condition. The Bank shall thereafter have the right to remedy the condition within thirty (30) days after the Bank received the written notice from Executive. If the basis for such Good Reason is remedied by the Bank within the thirty (30) day cure period following receipt of such notice, Executive shall either rescind her notice of intent to terminate and continue her employment, or terminate her employment under Section 6.3 hereof in which case the Executive shall not be entitled to any severance pay hereunder. If such Good Reason continues to the end of the thirty (30) day period without being remedied by the Bank, then the Executive’s employment shall end on the last day of the thirty (30) day period and the Executive will be entitled to the severance pay as defined in this section.

(iii) The payment of severance pursuant to this Section 6.2 shall be subject to the following: (1) As a condition for receiving any severance pay hereunder, the Executive hereby agrees to execute a full and complete release of any and all claims against the Bank, its officers, directors, agents, attorneys, insurers, employees and successors in interest arising from or in any way related to the Executive’s employment with the Bank or the termination thereof. Such release shall be executed by the Executive and returned to the Bank so that the revocation period specified therein expires no later than 60 days after the date of the Executive’s termination of employment, and the Executive shall not revoke such release during the revocation period. (2) All benefits otherwise enjoyed by the Executive shall automatically cease. Notwithstanding the foregoing, the Executive shall be entitled to payment of unreimbursed business expenses incurred prior to termination, accrued but unpaid vacation, incentive bonus earned prior to termination, and such health, retirement and other benefits that may be available following termination but only to the extent provided by the Bank’s benefit plans and policies (including the SERP), or required by law. (3) Upon termination, the Executive shall immediately return all Bank property including, but not limited to, documents, credit cards, records, keys, fixed assets, and all other Bank property within the Executive’s custody or control. (4) Notwithstanding these provisions, the provisions of Section 7 shall also apply to a termination as a result of a Change in Control.

(iv) The Severance Payment (subject to deductions for withholding and applicable employment taxes) shall be paid in a cash lump sum in the Bank’s first payroll period following the date the Executive satisfies all of the conditions set forth in clauses (1) and (3) of Section 6.2(iii) above; provided however, that if the time period given to the Executive to consider the terms of the release of claims (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar, then the Severance Payment shall not be paid until the succeeding calendar year. The Severance Payment under this Section 6.2 shall be deemed to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to the short-term deferral exemption set forth in Section 409A of the Code and Treasury Regulation §1.409A-1(b)(4).

6.3	Termination without Cause. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by either party without cause, effective thirty (30) days after written notice of termination is given to the other party. In the event Executive elects to terminate this Agreement without cause pursuant to this paragraph, Executive shall not be entitled to any salary, benefits or other compensation of any kind under this Agreement, except for such compensation as may be due and payable through and including the effective date of termination or as may be required by this Agreement or applicable law. In the event the Bank terminates this Agreement without cause, the Bank shall pay to Executive an amount equal to the Severance Payment (as defined in Section 6.2 hereof), which aggregate amount shall be payable in equal monthly installments during the succeeding twelve (12) month period beginning on the date of termination. Such Severance Payment shall be subject to applicable withholding taxes and other normal payroll deductions. Any health insurance benefits provided by the Bank to Executive at the time of Executive’s termination without cause under this section shall be continued for twenty-four (24) months on the same terms as when the Executive was employed by Bank, and thereafter, Executive shall have the right to continue health insurance benefits in effect at the time of Executive’s termination, at Executive’s expense, to the extent permitted by applicable law. Notwithstanding anything in this section to the contrary, upon termination the Executive shall be entitled to payment of unreimbursed business expenses incurred prior to termination, accrued but unpaid vacation, incentive bonus earned prior to termination, and such health, retirement and other benefits that may be available following termination but only to the extent provided by the Bank’s benefit plans and policies (including the SERP), this Agreement, or as required by law. After notice of termination is given, whether by the Bank or Executive, the Bank may require Executive to cease performing services for the Bank and may prohibit Executive from coming onto the Bank’s premises through the effective date of termination, provided that the Bank nonetheless compensates Executive through the effective date of termination. All references in this Section 6.3 to a termination of employment shall mean shall mean a cessation or reduction in the Executive’s services for the Bank (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a “separation from service” as defined in Section 409A of the Code and the regulations thereunder, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h). With respect to amounts payable to the Executive under this Section 6.3 that exceed what may then be paid to her under a separation pay plan (pursuant to Treasury Regulation Section 1.409A-1(b)(9) (the “Excess Amount”), then (1) the Excess Amount, if any, shall be treated as deferred compensation for purposes of Section 409A, and (2) if the Executive is a “specified employee” within the meaning of Section 409A, then any Excess Amounts payable before the 185th day following the date of the Executive’s separation from service shall not be paid until that 185th day. For purposes of subparagraph (2), Excess Amounts shall be treated as paid after amounts payable under this Section 6.3 that are not considered Excess Amounts, as permitted under Section 409A. No severance or other benefits shall be provided to Executive under this Section 6.3 if severance payments or benefits are provided under Section 6.2 of this Agreement.

6.4	Effect of Termination. In the event of the termination of this Agreement prior to the completion of the Term specified herein, Executive shall be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date. Executive shall not be entitled to any further compensation after the date of termination, except as expressly provided in this Section 6. Except as may otherwise be expressly agreed or provided, on the expiration of the Term, this Agreement shall be terminated and shall be of no further force or effect and Executive shall not be entitled to any compensation or benefits of any kind.

6.5	Golden Parachute Provision. Notwithstanding anything in this Agreement to the contrary, in the event it is determined that any payment or distribution by the Bank to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Code Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined below). For purposes of this Section 6.5, present value shall be determined in accordance with Code Section 280G(d)(4). The “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

All determinations required to be made under this Section 6.5, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm, law firm or compensation consulting firm mutually acceptable to the Bank and the Executive (the “Determination Firm”), which shall provide detailed supporting calculations both to the Bank and the Executive. All fees and expenses of the Determination Firm shall be borne solely by the Bank. Any determination by the Determination Firm shall be binding upon the Bank and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 6.2 or 6.3, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Executive, but no later than March l5th of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises. In the event it is determined that the Executive received Payments that should have been reduced pursuant to the preceding paragraph (with such excess over the Reduced Amount referred to herein as the “Overpayment”), then the Determination Firm shall determine the amount of the Overpayment that has occurred and any such Overpayment shall be promptly paid by the Executive to or for the benefit of the Bank, but no later than March l5th of the year after the year in which the Overpayment is determined to exist.

In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, the preceding paragraphs concerning adjustments to account for the Excise Tax shall be of no further force or effect.

7.	General Provisions

7.1	Trade Secrets and Confidential Information. During the Term, Executive will have access to and become acquainted with the Bank’s trade secrets and confidential information, including, but not limited to, proprietary information and data concerning the Bank’s operations, business, sources of business, know-how, customer lists and information about customers’ financial condition, needs, and methods of doing business. Executive shall not disclose any of such trade secrets or confidential information, directly or indirectly, or use them in any way, either during the Term or for a period of one (1) year after the termination of Executive’s employment, except as required in the course of Executive’s employment with the Bank. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or the Bank or any of their subsidiaries or affiliates (the “Government Agencies”). The Executive further understands that this Agreement does not limit her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank or any of its subsidiaries or affiliates. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

7.2	No Solicitation. During the Term and for a period of one year following the termination of the Executive’s employment with the Bank, Executive hereby covenants and agrees that the Executive shall not solicit any customers or employees of the Bank to move their banking or employment relationships from the Bank.

7.3	Indemnification. To the maximum extent permitted by law and applicable regulations, the Bank shall pay any and all expenses incurred by Executive in connection with the defense or settlement of, and shall pay and satisfy any judgments, awards, fines and penalties rendered, assessed or levied against Executive in, any judicial, arbitration, mediation or administrative suit, action, hearing, inquiry or proceeding (whether or not the Bank is joined as a party) relating to acts or omissions of Executive alleged to have occurred while an “agent” of the Bank, or by the Bank, or by both, provided, however, that the Bank shall not be obligated to defend, indemnify or hold harmless Executive from the consequences of Executive’s own grossly negligent or reckless acts or omissions or willful misconduct or dishonesty. In addition, to the maximum extent permitted by law, the Bank shall advance to Executive, upon receipt of the undertaking required by California Corporations Code Section 317(f), any expenses incurred in defending against any such proceeding to which Executive is a party or has been threatened to be made a party. The Bank shall provide Executive with coverage under such directors’ and officers’ liability insurance and any additional insurance to indemnify and insure the Bank and the Executive from and against the aforementioned liabilities. The provisions of this Subsection shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

7.4	Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Bank, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in original or good operating condition, normal wear and tear excepted.

7.5	Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail by either certified or registered mail with return receipt requested, postage prepaid, or when delivered to a generally recognized overnight courier service (such as Federal Express, Express Mail or United Parcel Service) for transmittal, addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	United Business Bank- Corporate Offices
500 Ygnacio Valley Road
Suite 200
Walnut Creek, CA 94596

If to the Executive:	Keary Colwell
At the last address appearing on the
personnel records of the Employer

7.6	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of California.

7.7	Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

7.8	Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

7.9	Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Bank, including without limitation the Employment Agreement between Executive and the Bank dated as of June 1, 2016, which agreement shall terminate and have no further force and effect as of the Effective Date. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Bank and Executive.

7.10	Receipt of Agreement. Each of the parties hereto acknowledges that it or he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

7.11	Attorneys’ Fees. Each party shall bear such party’s own attorneys’ fees and costs in connection with the negotiation, preparation and delivery of this Agreement. If any action is instituted to enforce or interpret this Agreement, the party determined to be the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with the enforcement or interpretation of this Agreement.

7.12	Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns, administrators and executors. This Agreement is for the personal services of Executive and may not be assigned by Executive.

7.13	Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the making, performance or interpretation of this Agreement, shall be settled by arbitration before a single arbitrator in the City of Walnut Creek, California, under the commercial arbitration rules of the American Arbitration Association (the “AAA”) then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter or the controversy. The arbitrator shall be selected by the mutual agreement of the parties within ten (10) business days of the date when the parties shall first have the opportunity to select an arbitrator (the “Selection Period”); provided, however, that if the parties fail to agree upon an arbitrator by the expiration of the Selection Period, each party shall, within five (5) business days after the expiration of the Selection Period, select an arbitrator from the list of arbitrators provided by the AAA and the two arbitrators so selected by each party, acting independently, shall, within thirty (30) days of both being selected, agree upon the selection of the arbitrator to arbitrate the controversy or claim.

7.14	Regulatory Approval. The terms of this Agreement may be subject to approval by any state or federal regulatory authority having jurisdiction over the Bank, as and to the extent required by applicable law and regulation.

7.15	Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any renewal of this Agreement and any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

(Signature page follows)

The parties to this Agreement have executed this Agreement as of the dates set forth below, effective as of the Effective Date.

United Business Bank

By:	/s/ George Guarini	Date: March 8, 2021

Attest:	/s/ Agnes Chiu	Date: March 8, 2021

BayCom Corp

By:	/s/ George Guarini	Date: March 8, 2021

Attest:	/s/ Agnes Chiu	Date: March 8, 2021

Executive:

/s/ Keary Colwell		Date: March 8, 2021
Keary Colwell

14